As filed with the Securities and Exchange Commission on April 14, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Waddell & Reed Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0261715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Lamar Avenue
Overland Park, Kansas 66202
Tel: (913) 236-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1998 Stock Incentive Plan, as amended and restated

(Full title of the plan)

Wendy J. Hills

Senior Vice President, General Counsel, Chief Legal Officer and Secretary
Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202
Tel: (913) 236-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Glen J. Hettinger
Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share (3)	5,600,000 shares	$21.56	$120,736,000	$12,158.12

(1)         This Registration Statement also covers an additional indeterminable number of shares of Waddell & Reed Financial, Inc. Class A common stock, par value $0.01 (“Common Stock”), as may be issued under the Company’s 1998 Stock Incentive Plan, as amended and restated, as a result of a stock split, stock dividend or similar transaction in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock on April 8, 2016, as reported on the New York Stock Exchange, of $21.56.

(3)         Each share of Common Stock includes an associated preferred share purchase right.  Each preferred share purchase right initially represents the right, if such preferred share purchase right becomes exercisable, to purchase from the Company one one-thousandth (1/1,000) of a share of the Company’s Series B Junior Participating Preferred Stock for each share of Common Stock. The preferred share purchase right currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

EXPLANATORY NOTE

On April 13, 2016, at the 2016 Annual Meeting of Stockholders of Waddell & Reed Financial, Inc. (the “Company”), the Company’s stockholders approved the Company’s 1998 Stock Incentive Plan, as amended and restated (the “Plan”). The Plan provides, among other things, that an additional 5,600,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), may be issued under the Plan (the “Additional Shares”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company to register the Additional Shares. These shares are in addition to the 30,000,000 shares of Common Stock that may be issued under the Plan pursuant to the Company’s Registration Statements on Form S-8 (File Nos. 333-65827 and 333-44528) (the “Prior Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) on October 16, 1998 and August 25, 2000, respectively. Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Registration Statement by reference and are deemed a part of this Registration Statement:

(a)         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 26, 2016;

(b)         The portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on February 26, 2016, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(c)          Our Current Reports on Form 8-K, filed with the Commission on February 2, 2016 and February 18, 2016 (excluding any information furnished pursuant to Items 2.02 or 7.01 of the Current Reports on Form 8-K); and

(d)         The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the Commission on February 27, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified, replaced or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Registration Statement modifies, replaces or supersedes that statement.  Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

Section 102 of the Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

We have also entered into an indemnification agreement with each of our directors and officers (each, an Indemnitee).  The indemnification agreement provides that we will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement.  The indemnification agreement also provides that we will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement.

ITEM 8.  EXHIBITS.

Exhibit
Number	Description

4.1

Restated Certificate of Incorporation of Waddell & Reed Financial, Inc. Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended June 30, 2006 and incorporated herein by reference.

4.2

Amended and Restated Bylaws of Waddell & Reed Financial, Inc. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, filed October 20, 2014 and incorporated herein by reference.

4.3

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.4

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of Waddell & Reed Financial, Inc., as filed on April 9, 2009 with the Secretary of State of the State of Delaware. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

4.5

Rights Agreement, dated as of April 8, 2009, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on April 9, 2009 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B. Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included as part of signature page to this Registration Statement).

99.1

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on April 14, 2016 and incorporated herein by reference.

* Filed herewith

ITEM 9.  UNDERTAKINGS.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on April 13, 2016.

WADDELL & REED FINANCIAL, INC.

/s/ BRENT K. BLOSS
Brent K. Bloss
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wendy J. Hills and Jeffrey P. Bennett or either of them, severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits hereto and thereto, and all other documents in connection herewith or therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection herewith or therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ HENRY J. HERRMANN	Chief Executive Officer and	April 13, 2016
Henry J. Herrmann	Chairman of the Board
(Principal Executive Officer)

/s/ BRENT K. BLOSS	Senior Vice President, Chief Financial	April 13, 2016
Brent K. Bloss	Officer and Treasurer
(Principal Financial Officer)

/s/ BENJAMIN R. CLOUSE	Vice President	April 13, 2016
Benjamin R. Clouse	(Principal Accounting Officer)

/s/ SHARILYN S. GASAWAY	Director	April 13, 2016
Sharilyn S. Gasaway

/s/ THOMAS C. GODLASKY	Director	April 13, 2016
Thomas C. Godlasky

/s/ ALAN W. KOSLOFF	Director	April 13, 2016
Alan W. Kosloff

/s/ DENNIS E. LOGUE	Director	April 13, 2016
Dennis E. Logue

/s/ MICHAEL F. MORRISSEY	Director	April 13, 2016
Michael F. Morrissey

/s/ JAMES M. RAINES	Director	April 13, 2016
James M. Raines

/s/ JERRY W. WALTON	Director	April 13, 2016
Jerry W. Walton

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Restated Certificate of Incorporation of Waddell & Reed Financial, Inc. Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended June 30, 2006 and incorporated herein by reference.

4.2

Amended and Restated Bylaws of Waddell & Reed Financial, Inc. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, filed October 20, 2014 and incorporated herein by reference.

4.3

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.4

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of Waddell & Reed Financial, Inc., as filed on April 9, 2009 with the Secretary of State of the State of Delaware. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

4.5

Rights Agreement, dated as of April 8, 2009, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on April 9, 2009 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B. Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included as part of signature page to this Registration Statement).

99.1

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on April 14, 2016 and incorporated herein by reference.

* Filed herewith

No opinion of counsel is being filed because the additional shares of the Company’s Class A common stock being registered on this Form S-8 consist exclusively of previously issued shares that are presently held by the Company as treasury shares and will not constitute original issuance shares.